CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the following registration statement of the ARCO Chemical Company Savings Plan, Post-Effective Amendment No. 5 to Registration Statement on Form S-8 (No. 33-17707) of our report dated December 9, 1996, on our audits of the statements of net assets available for benefits of the ARCO Chemical Company Savings Plan as of June 30, 1996 and 1995, the related statement of changes in net assets available
for   benefits  for  the  year  ended  June  30,  1996  and   the
supplemental schedules as of and for the year ended June 30, 1996, which report is included in this Annual Report on Form 11-K.



COOPERS & LYBRAND L.L.P.


Los Angeles, California
December 12, 1996